UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2024

UNDER ARMOUR, INC.

Maryland	001-33202	52-1990078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1020 Hull Street, Baltimore, Maryland	21230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-2512

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Class A Common Stock	UAA	New York Stock Exchange
Class C Common Stock	UA	New York Stock Exchange
(Title of each class)	(Trading Symbols)	(Name of each exchange on which registered)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 13, 2024, Under Armour, Inc. (the “Company”) issued a press release announcing that Stephanie C. Linnartz, the Company’s President and Chief Executive Officer (and principal executive officer), will be stepping down from her officer roles and as a member of the Company’s Board of Directors (the “Board”), in each case effective as of the close of business March 31, 2024. Ms. Linnartz will remain with the Company as an advisor through April 30, 2024 (the “Separation Date”), to support a transition. In connection with Ms. Linnartz’s departure, Ms. Linnartz and the Company entered into a separation and release agreement on March 10, 2024 (the “Separation Agreement”), memorializing the following separation benefits owing to her pursuant to her December 2022 offer letter with the Company and the Company’s severance plan for executives: (i) a $2.6 million cash payment, equal to two times Ms. Linnartz’s current annual base salary; (ii) her fiscal 2024 annual performance bonus based on actual performance, payable at the same time that annual bonuses are paid to the Company’s other executives; (iii) full vesting of the remaining unvested tranches of her sign-on restricted stock unit award received in connection with her hiring (representing a grant date value of approximately $7.3 million); and (iv) payment of the medical premiums for continued medical, dental and vision COBRA coverage for up to 24 months following the Separation Date and certain transition support services. In addition, the Company has agreed to assume Ms. Linnartz’s remaining obligations under her current apartment lease in Baltimore through the end of the lease in mid-2024. All separation benefits are conditioned on her signing a general release of claims against the Company as well as her continued compliance with all applicable post-termination employee covenants. The preceding description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ending March 31, 2024.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

(c) Effective April 1, 2024, the Board appointed Kevin A. Plank, the Company’s current Executive Chair and Brand Chief, to serve as the Company’s President and Chief Executive Officer (and principal executive officer). Mr. Plank, age 51, became the Company’s Executive Chair and Brand Chief in January 2020, after serving as Chief Executive Officer and Chair of the Board (“Chair”) of the Company from 1996 to 2019, and President from 1996 to July 2008 and August 2010 to July 2017. In connection with his appointment as President and Chief Executive Officer, Mr. Plank informed the Board of his intention to resign from his role as Executive Chair effective April 1, 2024. Mr. Plank will remain a member of the Board. In connection with Mr. Plank stepping down as Chair, the Board has appointed Mohamed El-Erian as Chair, effective April 1, 2024.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 1, 2024, the Board has approved amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) to reflect that an independent non-employee director will act as Chair of the Company, and to update the reporting lines applicable to the Chief Executive Officer.

The preceding summary of the amendments to the Company’s Bylaws is qualified in its entirety by reference to the full text of the amended Bylaws attached hereto as Exhibit 3.01 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

3.01	Amended and Restated Bylaws of Under Armour, Inc., as amended (effective April 1, 2024).

99.1	Under Armour, Inc. press release dated March 13, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNDER ARMOUR, INC.

Date: March 13, 2024	By:	/s/ Mehri Shadman
Mehri Shadman
Executive Vice President, Chief Legal Officer and Corporate Secretary